                           SHARE PURCHASE AGREEMENT



                                    BETWEEN



                            FIBREBOARD CORPORATION
                                  AS PURCHASER



                                      AND



                         SHAREHOLDERS OF FABWEL, INC.
                                   AS SELLERS





                                   Dated as of

                                   May 5, 1997

                            SHARE PURCHASE AGREEMENT


     This Share Purchase Agreement (the "Agreement") is made and entered into effective as of the 5th day of May, 1997, by and among Fibreboard Corporation, a Delaware corporation, as the purchaser (the "Purchaser"), Edward P. Welter ("Welter"), Raymond M. Stout ("Stout"), John W. Gardner ("Gardner"), Roger H. Gowdy and Utah G. White as the key selling shareholders (the "Key Shareholders"), those individuals listed on Exhibit "A" and executing this Agreement as the remaining selling shareholders (the "Remaining Shareholders") (the Key Shareholders and Remaining Shareholders are holders of an aggregate of 4,776,000 issued and outstanding common shares, no par value (the "Shares") of Fabwel, Inc., an Indiana corporation (the "Company")), and the Company for certain limited purposes.

                                R E C I T A L S:

     A. The Key Shareholders and the Remaining Shareholders (collectively, the "Shareholders") own all of the issued and outstanding capital shares of the Company (as further defined in Section 3.2 (the "Shares")).

     B. The Purchaser desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to the Purchaser, on the terms and conditions set forth in this Agreement.

                               A G R E E M E N T:

     NOW, THEREFORE, in consideration of the premises, representations and covenants set forth in this Agreement, and intending to be legally bound, the Purchaser, the Shareholders and the Company agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

     1.1 PURCHASE OF SHARES. At the Closing (defined below), subject to the terms and conditions, and on the basis of the representations, warranties, covenants and agreements set forth in this Agreement, the Shareholders shall sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Shareholders (the "Purchase").

     1.2 PURCHASE PRICE. In consideration of the Shareholders' sale of the Shares to the Purchaser, the Purchaser shall pay to the Shareholders an amount in cash in the aggregate equal to $119 million, as adjusted pursuant to Sections
1.4 and 1.5 (the "Purchase Price"). The Purchase Price shall be allocated among the Shareholders pro rata based upon the number of Shares sold by each Shareholder to the Purchaser ("Pro Rata").

     1.3  PAYMENT AT CLOSING.

          (a) Three (3) business days prior to the Closing Date, the Shareholder Representative (defined in Section 1.8 below) shall provide to the Purchaser a good faith estimate of the adjustments to the Purchase Price required by Section 1.4 together with the detail utilized by the Shareholder Representative in making his calculation (the "Good Faith Estimate"). The Good Faith Estimate shall be calculated in a manner consistent with Schedule 1.4 and shall be certified by the Chief Financial Officer of the Company.

          (b) At the Closing, the Purchase Price, as adjusted pursuant to the Good Faith Estimate (the "Closing Payment"), shall be retained and distributed as follows:

               (i) the Purchaser shall make a contribution to the capital of the Company in an amount equal to the Company's Funded Debt, and shall cause the Company to pay the Funded Debt in full at Closing. For purposes of this Agreement, "Funded Debt" shall mean all indebtedness of the Company, including accrued interest thereon and any prepayment penalties, except for the items described in Sections 1.4(a) (i) through (iv) below under the definition of Net Assets.

               (ii) an amount sufficient to pay the entire tax liability of the Company attributable to its recognition of taxable gain under Section 1374 of the Internal Revenue Code of 1986, as amended as a result of the election under Section 338(h)(10) of the Code to be made pursuant to Section 5.1 of this Agreement [estimated currently to be $6 million] shall be withheld from the Purchase Price and used by the Purchaser to pay such tax on behalf of the Company and the Shareholders (the "Tax Payment Amount");

               (iii) an amount equal to the sum of the fees payable to McDonald & Company (in the amount of $1,062,500) and the amount payable to Carleton/McCreary (in the amount of $1,617,500) shall be withheld from the Purchase Price and paid to such companies;

               (iv) an amount equal to $1,000,000 shall be deposited into escrow and shall be administered and distributed in accordance with the terms of the Escrow Agreement attached as Exhibit "B" in order to fund the payment of any liability of the Key Shareholders and the Shareholders to the Purchaser under Section 12.1 of this Agreement; and

               (v) the balance of the Closing Payment, after deducting the amounts as set forth in (i) through (iv) above, shall be paid to the Shareholders Pro Rata, by wire transfer or certified check in immediately available funds; provided, however, the Purchaser shall pay the balance of the Closing Payment to the Shareholder Representative on behalf of the Shareholders, and the Shareholder Representative will be responsible for distributing such amount among the Shareholders in accordance with this Agreement. Payment to the Shareholder Representative shall be deemed to be payment to each of the Shareholders.

          (c)  Notwithstanding anything to the contrary contained in this
     Section 1.3, the amounts withheld by the Purchaser from the Closing Payment as set forth in Section 1.3(b)(i), (ii) and (iii) above are and will be used by the Purchaser to pay direct obligations of the Company which the Shareholders agreed to pay or cause to be paid before Closing (such that any deduction attributable thereto shall be deemed to occur prior to Closing). As a matter of convenience, these amounts are being withheld by the Purchaser from the Closing Payment to pay these obligations. However, under all circumstances, if the amounts withheld are not sufficient to pay the entire amounts owed, the Shareholders are obligated to pay, and shall pay timely, any deficit.

     1.4 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be increased by an amount equal to the excess of the Net Assets as of the Closing Date over $63 million. If the Net Assets are less than $63 million, the Purchase Price shall be reduced by such deficit. The "Net Assets" shall be an amount equal to the excess of the value of all of the assets of the Company less the sum of (i) the Company's Current Liabilities (as shown on the Closing Balance Sheet, excluding the Current Portion of Long Term Debt, but including all accrued and unpaid expenses attributable to the Purchase such as legal fees, accounting fees, and anticipated costs required to prepare the Closing Balance Sheet), (ii) the liabilities accrued on the Closing Balance Sheet relating to the Company's 1985 Executive Benefit Plan, (iii) the financial obligations of the Company under that certain equipment lease between the Company and IBM Credit Corp. governing the IBM AS400 computer with monthly payments of approximately $12,032, and (iv) the outstanding balance of the Sullivan Note (including all accrued but unpaid interest and any prepayment penalty). A calculation of the Company's Net Assets as reflected on the Company's 1996 Estimated Balance Sheet is attached hereto as Exhibit "C." The value of the Company's assets and the sum of its liabilities shall be the amounts set forth in the Closing Balance Sheet as defined and provided for in Section 1.5(a).

     Notwithstanding anything to the contrary, the assets acquired, the Funded Debt incurred, if any, and the expenditures incurred, by the Company in conjunction with the Laminating Start-Up Operation (as defined in Section 14.1), shall be disregarded for the purposes of, and shall not have an affect on, the calculation of the Net Assets and Funded Debt of the Company.

     1.5  ADJUSTMENT SCHEDULE.

          (a) As soon as practical after the Closing Date (but in any event not more than 60 days after the Closing Date), the Shareholder Representative shall cause to be prepared and delivered to the Purchaser a balance sheet for the Company as of the Closing Date with related information and supporting detail (the "Closing Balance Sheet") and a schedule with supporting detail which shows the calculation of the Tax Payment Amount and the adjustments required by Section 1.4 (the "Adjustment Schedule"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied utilizing the same methodology and adjustments as were used in preparing the Company's 1996 Estimated Balance Sheet. The Closing Balance Sheet and the Adjustment Schedule (collectively, the "Closing Adjustments") shall be audited by the Company's accounting firm (McGladrey & Pullen, L.L.P.) at the Company's expense (any unpaid portion of which will be accrued on the books of the Company and reflected on the Closing Balance Sheet).

          (b) The Purchaser shall have 30 days from its receipt of the Closing Adjustments to examine the Closing Adjustments and notify the Shareholder Representative of any good faith objections it has to it. The objections shall be made in writing with a reasonably specific description of the objections and the dollar amount of each objection.

          (c) The Purchaser and the Shareholder Representative shall attempt to resolve the objections within ten days of the Shareholder Representative's receipt of them. If the Shareholder Representative and the Purchaser are unable to resolve all of the objections within such 10-day period, they shall jointly appoint a mutually acceptable independent certified public accounting firm (or if they cannot agree, their respective accounting firms shall select such firm) within five days of the end of such 10-day period. The selected accounting firm shall resolve all remaining objections. Such firm's resolution of the objections shall be conclusive and binding upon the Purchaser and the Shareholders. The fees of such selected firm shall be shared equally between the Purchaser and the Shareholders, as a group.

          (d) The Closing Adjustments shall be deemed complete and the final Purchase Price established upon the earlier of (i) the 31st day after the Shareholder Representatives's delivery of the Closing Adjustments to the Purchaser, unless prior to such day the Purchaser has notified the Shareholder Representative of an objection, pursuant to Section 1.5(b), and
     (ii) the resolution of all objections pursuant to Section 1.5(c). Within five business days following the completion of the Closing Adjustments and the establishment of the final Purchase Price, either

               (i) the Purchaser shall pay to the Shareholders, Pro Rata, the amount by which the Purchase Price, as adjusted pursuant to Sections
          1.4 and 1.5, exceeds the Closing Payment; or

               (ii) the Shareholders shall pay to the Purchaser the amount by which the Closing Payment exceeds the Purchase Price as adjusted pursuant to Sections 1.4 and 1.5.

     All payments pursuant to this Section 1.5 shall be by wire transfer or certified check in immediately available funds. Notwithstanding the provisions of subsection (d)(i), the Purchaser shall pay the balance of the Purchase Price, if any, to the Shareholder Representative on behalf of the Shareholders, and the Shareholder Representative will be responsible for distributing such amount among the Shareholders in accordance with this Agreement.

     1.6 TIME AND PLACE OF CLOSING. The closing of the Purchase (the "Closing") will take place at the offices of Warrick & Boyn, Suite 400, 121 West Franklin Street, Elkhart, Indiana at 10:00 a.m. (Elkhart, Indiana time) on May 5, 1997, or at such other time and place as may be mutually agreed upon by the Purchaser and the Shareholder Representative (the "Closing Date").

     1.7 DELIVERY OF CERTIFICATES. At the Closing, the Shareholders shall deliver to the Purchaser share certificates representing the Shares duly endorsed to the Purchaser, in form sufficient to vest record and beneficial title of the Shares fully in the Purchaser with the signatures either notarized or guaranteed by a commercial bank or by a member firm of the New York Stock Exchange. Against such delivery, the Purchaser shall deliver to the Shareholders the Purchase Price in accordance with Section 1.3. The Shareholders and the Purchaser will cause to be delivered all other documents required by such party pursuant to Article X, and all other appropriate and customary documents as may reasonably be requested by a party for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.8 APPOINTMENT OF SHAREHOLDER REPRESENTATIVE. Each Shareholder hereby irrevocably constitutes and appoints, collectively and not individually, Welter, Stout and Gardner (collectively, the "Shareholder Representative") as such Shareholder's attorney-in-fact and representative, to (i) do any and all things specifically provided for in this Agreement and the other documents contemplated hereby, and (ii) negotiate, execute and deliver any and all documents contemplated by this Agreement and necessary to close the Purchase, including, without limitation, the Section 338(h)(10) election to be filed with the Internal Revenue Service, Shareholder resolutions of the Company, the Escrow Agreement contemplated in Section 1.3(b)(iv), consents, certificates, stock powers to convey the Shares to the Purchaser and other conveyance documents.
The Purchaser and any other third party shall be entitled to rely upon any document or other writing executed by the Shareholder Representative pursuant to the authority granted in this Section 1.8, as being binding upon each Shareholder, and neither the Purchaser nor any other party shall be liable to any Shareholder for any action taken or omitted to be taken in reliance upon this Section 1.8. If any person so appointed as the Shareholder Representative dies or becomes incapacitated, the remaining persons so appointed as Shareholder Representatives shall act as Shareholder Representative. The death or incapacity of any other Shareholder shall not terminate the authority or agency of the Shareholder Representative. This power of attorney is irrevocable and coupled with an interest.

     1.9  EMPLOYEE BENEFITS.  Purchaser covenants and agrees as follows:

          (a) MEDICAL BENEFITS PROGRAM. The Purchaser shall cause the Company to maintain and continue until January 1, 1998, the Company's medical benefits programs, which include benefits for medical expenses, disability, dental expenses and group life insurance. At any time after January 1, 1998, the Company may adopt the medical benefits program of the Purchaser, which provides substantially similar benefits, and, correspondingly, may terminate its existing programs; provided, that such plan adoption does not result in a loss of coverage or a pre-existing condition limitation for any covered employee. Nothing in this provision prohibits the Purchaser from subsequently amending all or any of its benefit plans.

          (b) SECTION 401(k) PLAN. The Purchaser shall cause the Company to maintain and continue until January 1, 1998, the Company's 401(k) benefit plan. At any time after January 1, 1998, the Company may merge its 401(k) profit sharing plan with the Purchaser's 401(k) plan. If the plans are merged, the Purchaser will amend its 401(k) employee benefit plan effective as of the merger date to permit the Company to elect the option to have the Company contribute the same or substantially similar combination of matching and employer contributions equivalent to the Company's current 100% match of the employee contribution, up to the 10% cap currently in the Company's plan. Except as provided in subsections 1.9(c) and (d), nothing in this provision prohibits the Purchaser from subsequently amending all or any of its employee benefit plans.

          (c) EXECUTIVE BENEFIT PLAN. The Purchaser intends to continue in effect the Company's Executive Benefit Plan, as evidenced by separate Executive Benefit Agreements with each participating employee of the Company (the "Executive Benefit Agreements"), the separate Trust Agreement dated January 31, 1994, with NBD Bank, N.A., as Trustee, as amended by that certain Amendment to Trust Under Fabwel, Inc. Executive Benefit Plan adopted prior to the execution of this Agreement (collectively, the "Trust") and the separate life insurance policies owned by the Company on the lives of each participating employee (the "Life Insurance"). The Purchaser agrees to cause the Company to assume the obligations and liabilities under the separate Executive Benefit Agreements with the participating employees as of the Closing Date for as long as the Executive Benefit Agreements, or any of them, remain in full force and effect. The Purchaser further agrees to cause the Company to provide sufficient funding, whether through the funds held in the Trust, the Life Insurance or otherwise, for timely payment of any and all financial obligations under the Executive Benefit Agreements, or any of them, for as long as the Executive Benefit Agreements, or any of them, remain in full force and effect. Nothing herein shall be construed so as to prohibit the Purchaser or the Company from exercising any rights of the Company under the Executive Benefit Agreements after Closing, nor shall the Purchaser or the Company be required to continue funding obligations under any of the Executive Benefit Agreements once said Agreements have been terminated and all benefits paid in accordance with their respective terms.

          (d) ACCRUED BONUSES. At the Closing, the Company shall pay all l997 incentive bonuses due employees through the Closing Date, except that the Company's Christmas Bonus to employees shall be paid in December l997 in accordance with standard company practice. All bonuses, including without limitation, the l997 Christmas bonus, allocable to the period of the fiscal year occurring prior to Closing, shall be accrued as an expense on the books of the Company and reflected on the Closing Balance Sheet.

     1.10 EMPLOYEES.   It is the Purchaser's intention not to engage in a
sufficient number of employment terminations after the Closing of persons who were employees of the Company at the

Closing Date such that prior notice by the Company would be required prior to Closing under the Worker Adjustment and Retraining Notification Act. Nothing in the preceding sentence shall, however, be deemed to limit in any way the right of the Company or Purchaser to terminate the employment of any person after the Closing Date, to limit the rights of the Company or the Purchaser to change its intentions in the future, or to create any rights to continued employment in favor of any such persons, and no such person shall be deemed to be a third party beneficiary of this Section.

     1.11 TAX MATTERS.   After Closing, the Company will timely provide all
information reasonably required by the Shareholders to prepare and file their federal, state and local tax returns and filings with respect to the operations of the Company prior to the Closing Date. The Company shall take such actions, provide such information and make available such personnel as are reasonably necessary for the Shareholders to prepare and file their individual tax returns. The Company shall be given reasonable notice of the needs of the Shareholders in this regard.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

     Each Shareholder, severally and not jointly, represents to the Purchaser that:

          (a)  such Shareholder has good and marketable title to his Shares;

          (b) other than with respect to the Share Purchase and Buy Out Agreement between the Company and each Shareholder (the "Repurchase Agreement"), such Shareholder's Shares are free and clear of any lien, claim, mortgage, pledge, purchase option, right of first refusal, voting trust, shareholders' agreement, restriction on sale, proxy or encumbrance;

          (c) such Shareholder has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein;

          (d) this Agreement constitutes the legal, valid and binding obligation of the Shareholder enforceable against him in accordance with its terms, except as may be limited by equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights generally; and

          (e) other than as set forth on Schedule 2, neither the execution and delivery by the Shareholder of this Agreement, nor the consummation by the Shareholder of the transactions contemplated by this Agreement, will (i) violate or conflict with, or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the properties or assets of the Shareholder's Shares to any agreement, indenture, mortgage or other instrument to which the Shareholder is a party or by which the Shareholder or his or her assets may be bound or affected, other than the Repurchase Agreement, (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) require the approval, authorization or consent of any third party other than as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to such Shareholder.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             OF THE KEY SHAREHOLDERS

     Except as set forth in the correspondingly numbered section of the disclosure schedule attached to this Agreement as Schedule 3 (the "Disclosure Schedule"), each of the Key Shareholders, severally and not jointly, represents and warrants to the Purchaser the truth and accuracy of all of the matters set forth in this Article III.

     3.1 ORGANIZATION AND AUTHORITY TO CONDUCT BUSINESS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has full corporate power and authority to own, license and lease its properties and to carry on its business as presently conducted. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in the respective jurisdictions set forth on Schedule 3.1. No other jurisdiction has claimed, in writing or otherwise, that the Company is required to qualify or otherwise be authorized as a foreign corporation therein.

     3.2 CAPITAL STRUCTURE. The authorized capital shares of the Company consist solely of ten million (10,000,000) preferred shares, none of which are issued and outstanding, and thirty million (30,000,000) common shares, no par value per share, of which four million seven hundred seventy-six thousand (4,776,000) shares are issued and outstanding and owned by the Shareholders
(the "Shares") in the amounts set forth opposite the Shareholders' names on Exhibit "A." All of the Shares are duly authorized, validly issued, fully paid and nonassessable. None of the Shares were issued in violation of the statutory or contractual preemptive rights of any person. The Company does not have any outstanding subscriptions, options, warrants, convertible debt, rights of first refusal, rights or other agreements, commitments or understandings, including options to acquire any of the foregoing, whether or not contingent or currently exercisable, which obligate it to issue its capital shares or any securities convertible into or having the right to purchase shares of its capital shares.

     3.3 INVESTMENT IN OTHERS. Except as set forth on Schedule 3.3, the Company does not own any shares, partnership interest, beneficial interest or equity interest in any other entity. The Company has not made, nor is it obligated to make, any investment, either in the form of debt or equity, directly or indirectly, in any person, corporation or other entity. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     3.4 AUTHORITY; NO BREACH. The Company has full power and authority to enter into and perform the applicable provisions of this Agreement and to carry out the transactions to be carried out by the Company in accordance with this Agreement. The Company has taken all requisite action to approve the execution and delivery of this Agreement and the applicable transactions contemplated hereby. The applicable provisions of this Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. Neither the execution and delivery by the Company of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of the articles of incorporation or bylaws of the Company; (ii) to the knowledge of the Key Shareholders, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority;
(iii) except as set forth in Schedule 3.4, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the properties or assets of the Company pursuant to, any material agreement, indenture, mortgage or other instrument to which the Company is a party or by which it or its assets may be bound or affected, or (iv) require the approval, authorization or consent of any third party other than as may be required under the HSR Act.

     3.5 FINANCIAL STATEMENTS. The Key Shareholders have caused to be delivered to the Purchaser the following financial statements of the Company audited by McGladrey & Pullen, L.L.P., the Company's independent public accountants:

          (a)  Balance Sheets  as of December 31, 1996, 1995 and 1994;

          (b) Statements of Income and Retained Earnings for the years ended December 31, 1996, 1995 and 1994; and

          (c) Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994.

In addition, the Key Shareholders have delivered to the Purchaser the unaudited Balance Sheet of the Company as of February 28, 1997 together with the related unaudited Statement of Income and Retained Earnings and Statement of Cash Flows for the period ending on that date (all the balance sheets and statements referenced in this Section 3.5 are collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of the Company as of the respective dates and for the respective periods indicated in the Financial Statements subject, in the case of the February 28, 1997 statements, to the absence of footnotes and normal recurring year end adjustments. The books and records of the Company have been and are being maintained in accordance with normal and customary business practice, are complete and correct in all material respects, subject to normal year-end adjustments, and accurately reflect in all material respects the basis for the financial condition of the Company set forth in the Financial

Statements. Since December 31, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, the Company.

     3.6 OBLIGATIONS AND LIABILITIES. To the knowledge of the Key Shareholders, Schedule 3.6 contains a complete and accurate list of all liabilities of the Company as of December 31, 1996, listing material liabilities of any kind, character and description, whether accrued, absolute or conditional, including potential liabilities under the Company's employee benefit plans, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. Except for debts, liabilities or obligations listed on Schedule 3.6, debts, liabilities or obligations incurred in the ordinary course of business between December 31, 1996 and the date of this Agreement and debts, liabilities or obligations incurred after the date of this Agreement in accordance with the terms of this Agreement, at the Closing, to the knowledge of the Shareholders, the Company will not have any material debt, liability, or obligation of any nature. Except as set forth on Schedule 3.6, all such liabilities and obligations incurred after December 31, 1996 shall be incurred only in the ordinary course of business, and shall be usual and normal in amount both individually and in the aggregate and shall be provided for, reflected on or reserved against in the books of account of the Company in accordance with generally accepted accounting principles.

     3.7 RECEIVABLES. Schedule 3.7 contains a complete and accurate list of the accounts, notes, and other receivables of the Company as of December 31, 1996 (the "Receivables"). Except to the extent of the reserve for bad debts reflected in Schedule 3.7, the Receivables are collectible by the Company in the amounts shown on Schedule 3.7, and except for "other receivables" listed on
Schedule 3.7, the Receivables represent valid and binding obligations arising from sales actually made. To the knowledge of the Key Shareholders, the Company has not received any claims of set-off rights which would be material to the amount of the receivables shown on its Financial Statements.

     3.8 FIXED ASSETS. Schedule 3.8 contains a complete and accurate list and complete description of all material fixed assets of the Company as of December 31, 1996. All material assets used by the Company in the operation of its businesses are either owned by the Company or leased under an agreement reflected on Schedule 3.16.

     3.9 INVENTORIES. The Company's inventories consist of items of a quality and quantity usable and salable (according to industry standards) in the ordinary course of business by the Company and are not obsolete or defective, except for inventory that is obsolete or defective in the ordinary course of business. All items included in the inventories at December 31, 1996 are the property of the Company, except for sales made in the ordinary course of business since December 31, 1996; for each of these sales either the buyer has made full payment or the buyer's liability to make payment is reflected in the books of the Company, subject to established reserves. Except as set forth on
Schedule 3.9, no items included in the inventories have been pledged as collateral or are held by the Company on consignment from others. The inventory item in the unaudited Balance Sheet of the Company as of February 28, 1997 is valued at the lower of cost or market value, on a first-in first-out basis.

     3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 3.10, since December 31, 1996 through the date of this Agreement, the Company has not:

          (a) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, in a single transaction or series of transactions, any assets or properties material to the operation of the Company; or entered, or agreed to enter, into any agreement granting any rights to purchase any of said material assets or properties or requiring the consent of any party to the transfer and assignment of any such material assets or properties, other than in the ordinary course of business;

          (b) canceled or compromised, or agreed to cancel or compromise, any material debts owed to it or claims in favor of it;

          (c) declared, set aside or paid, directly or indirectly, any dividend or other distribution (excepting distributions to the Shareholders to pay taxes) with respect to the Shares, redeemed any of the Shares, or made any agreement to do so;

          (d) granted any increase in or otherwise changed the compensation of any of its directors or officers, paid or accrued any bonus or similar payment to any of such persons or entered into a new or amended an existing agreement, transaction or relationship with any of its officers, directors, shareholders, employees or other affiliates outside the ordinary course of business of the Company or in a manner inconsistent with the past practices;

          (e)  changed any of its accounting policies, practices or methods;

          (f) incurred or become subject to any direct, or to the knowledge of the Key Shareholders, indirect or contingent obligation or liability, other than current obligations or liabilities incurred in the ordinary course of business or the Laminating Start-Up Operation;

          (g) had any event or condition occur or exist which materially and adversely affected, or which may have a materially adverse effect upon, the assets, liabilities, business, financial condition, prospects or other condition of the Company;

          (h) mortgaged, pledged or consented to the filing of any lien, charge or encumbrance on any portion of the Company's assets;

          (i) to the knowledge of the Key Shareholders, waived or released any right of any material value;

          (j) entered into any material agreement outside the ordinary course of business not terminable on thirty days or less notice without cause or liability;

          (k) accelerated, terminated, modified or canceled any material contract, lease or other agreement or instrument outside the ordinary course of business;

          (l) engaged in any other transaction or entered into any material commitment other than in the ordinary course of business;

          (m)  revalued any of its assets for financial accounting purposes;

          (n) suffered a material adverse change in the financial condition, liabilities, assets, business, or prospects of the Company;

          (o) suffered material destruction, damage to or loss of any material asset of the Company (whether or not covered by insurance);

          (p) had commenced against it, received notice of or, to the knowledge of the Key Shareholders, had threatened against it the commencement of any civil litigation or any government proceeding;

          (q) had organized labor disputes, or a claim of wrongful discharge or other unlawful labor practice or action levied against it;

          (r)  issued or sold any of its capital shares, or any other security;

          (s) to the knowledge of the Key Shareholders, terminated or modified any relationship or arrangement of the Company with any of its major suppliers, distributors, customers or clients; or

          (t) to the knowledge of the Key Shareholders, agreed to do any of the things described in the preceding clauses (a) through (s).

     3.11  LITIGATION.

          (a) Except as set forth in Schedule 3.11, there are no claims, actions, suits, proceedings or inquiries, investigations, pending or, to the knowledge of the Key Shareholders, threatened against or affecting the Company at law, in equity or otherwise, or before or by any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or arbitrative tribunal wherever located.


          (b) The Company is not in default with respect to any judgment, order, writ, injunction, decree, award, or to the knowledge of the Key Shareholders, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

     3.12 GOVERNMENTAL AUTHORIZATIONS. To the knowledge of the Key Shareholders, the Company has all charters, licenses, tariffs, permits and other governmental authorizations and approvals legally required to conduct its business as it is presently conducted. To the knowledge of the Key Shareholders, the Company has complied in all material respects with all applicable federal, state and local laws, rules, regulations and orders relating to the conduct of its business. There are no actions or proceedings pending or, to the knowledge of the Key Shareholders, threatened to revoke or rescind any of such charters, authorizations, licenses, tariffs, permits or approvals. The execution, delivery, and performance of this Agreement, and the consummation of the Purchase and other transactions contemplated hereby will not violate any material provision of, or constitute a default under, any license, charter, tariff, permit or other governmental authorization, or any order, writ, injunction or decree of any court or other governmental agency or instrumentality applicable to or binding upon the Company or require any additional governmental authorization or approval other than as may be required under the HSR Act.

     3.13 USE OF ASSETS. To the knowledge of the Key Shareholders, the ownership and use of the assets of the Company are not in violation of any existing material law, code, rule, regulation, ordinance, license or permit applicable to the Company or building, zoning, environmental or employee health and safety matters, and the ownership and use of such assets by the Company following the consummation of the Purchase which is consistent with their ownership and use prior to the purchase, will not violate any such law, code, rule, regulation or ordinance or any law, code, rule, regulation or ordinance known to the Company to be pending. No notice from any federal, state or local governmental body or agency has been served upon the Company claiming violations of such material laws, codes, rules, regulations, ordinances, licenses or permits or requiring or calling attention to the need for any work, repairs, construction, alteration or improvement of the assets of the Company which are still pending. Neither the whole nor any portion of the assets of the Company has been condemned, requisitioned or otherwise taken by any public authority or pursuant to any power of eminent domain since December 31, l996, and no such condemnation, requisition or taking is, to the knowledge of the Key Shareholders, threatened or contemplated.

     3.14 TITLE TO PROPERTIES AND ASSETS. The Company has good and legal title to (or in the case of leased property, has leasehold interests that are valid, effective and enforceable in accordance with their terms in) all properties and assets (whether real or personal and whether tangible or intangible) material to the conduct of the business of the Company. All such property and assets are reflected in the Financial Statements or acquired since that date, except for those assets disposed of in the ordinary course of business since December 31, 1996. Except for liens for taxes not yet due and payable, the assets and properties owned by the Company are free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind except for liens set forth in
Schedule 3.14 ("Permitted Liens"). With respect to real property leased by the Company, the Company has not received any notice or claim, nor are the Key Shareholders aware of any notice or claim, that the rent, royalties, fees and additional payments required to be paid under the leases for rights in such real property have not been paid for all periods prior to the date of this Agreement and to the knowledge of the Key Shareholders all other actions on the part of the Company with respect to such real properties necessary to retain such leases in full force and effect through the date of this Agreement have been performed.

     3.15  TAX RETURNS; PAYMENTS.

          (a) The Company is an S corporation as defined in Section 1361 of the Code. The Company's taxable year ends December 31.

          (b) Except as set forth on Schedule 3.15, all tax returns and reports required to be filed by or on behalf of the Company with respect to any income, properties or operations of the Company with any taxing authority have been timely and duly filed. Except as set forth on Schedule 3.15, all taxes, including interest, penalties and additions to tax, shown to be payable on any such returns or reports, or on subsequent assessments with respect thereto have been paid in full on a timely basis. Except as set forth on Schedule 3.15, no other taxes are payable by the Company with respect to any such returns or with respect to any period prior to the date of this Agreement, or adequate provision for the payment thereof has been made on the books of the Company. All such returns and reports are true and correct in all material respects. There are no agreements for the extension of time with respect to the assessment of any tax deficiency relating to any income, properties or operations of the Company. There is no action, suit, proceeding, investigation, audit or claim now pending or asserted against the Company, nor, except as set forth on Schedule 3.15, has any claim for additional taxes, assessments, interest or penalties been asserted by any tax authority against the Company. To the knowledge of the Key Shareholders, there are no threatened federal, state or local tax audits of, or assessments against, the Company, or of any other claims for unpaid taxes or additions to tax which may be asserted against the Company. There are no liens for federal, state or local taxes upon the assets of the Company except for statutory liens for taxes or assessments not yet delinquent. The Company is not a party to or bound by (nor will the Company become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement. Except as set forth on Schedule 3.15, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

     3.16 AGREEMENT AND COMMITMENTS. Schedule 3.16 contains a complete and accurate list of all of the material contracts, agreements, debt instruments and leases binding on the Company or to which the Company is a party, except for purchase orders or commitments with customers, regular orders of the Company placed with its suppliers and accounts payable incurred in the ordinary course of business, but including the following categories of contracts and agreements to which the Company is bound at the date hereof: (i) employee benefit plans, employment agreements, consulting contracts or similar agreements; (ii) contracts that involve remaining aggregate payments by the Company in excess of $100,000 and which have a term in excess of one year; (iii) insurance policies;
(iv) contracts or commitments for the guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection;
(v) any collective bargaining agreement; (vi) guarantees, letters of credit, or similar contracts or commitments providing for contingent liability of the Company; (vii) contracts to purchase or sell securities of any type;
(viii) contracts or commitments for capital expenditures; (ix) contracts or options to purchase, sell or lease any real property; or (x) contracts and agreements other than the foregoing, which are material to the Company (collectively the "Material Contracts"). For purposes of this Section 3.16, any contract or agreement which requires or may require the performance of services or the delivery of goods, except for purchase orders or commitments with customers, regular orders of the Company placed with its suppliers and accounts payable incurred in the ordinary course of business, in an amount exceeding $100,000, individually or in the aggregate, shall be deemed material. True and complete copies of the foregoing listed on the Disclosure Schedule have been furnished to the Purchaser.

     3.17 CONTRACT DEFAULTS. The Company is not in default under the terms of any Material Contract binding upon it or to which it is a party, or under its Articles of Incorporation or bylaws, and no event has occurred which, with notice or lapse of time, or both, may be or becomes such a default on the part of the Company under any Material Contract or under such Articles of Incorporation or bylaws. To the knowledge of the Key Shareholders, none of the other parties to the Material Contracts is in default thereunder or has repudiated any of its obligations thereunder. Each Material Contract is valid, binding and enforceable in accordance with its terms.

     3.18 INTELLECTUAL PROPERTY. Schedule 3.18 sets forth a complete and accurate list of each patent, patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and proprietary intellectual property (collectively, "Intellectual Property") owned, used or licensed by the Company and a description of whether such Intellectual Property is owned or licensed by the Company. Except as set forth on Schedule 3.18, to the knowledge of the Key Shareholders, the Company has the right to use such Intellectual Property and the current use by the Company of such Intellectual Property does not infringe upon the rights of any other person. To the knowledge of the Key Shareholders, no other person is materially infringing upon the rights of the Company in any such Intellectual Property and no proceedings have been instituted, are pending or have been threatened by the Company, or except as set forth on Schedule 3.18, to the knowledge of the Key Shareholders, by a person adverse to the Company, which challenge the validity, enforceability, use or ownership thereof.

     3.19  EMPLOYEES AND PLANS.

          (a) Schedule 3.19(a) is a complete and accurate list of all employment and consulting contracts not terminable at will, collective bargaining agreements, and all pension, bonus, profit-sharing, share option, or other agreements or arrangements providing for employee remuneration or benefits to which the Company is a party or by which the Company is bound. Except as set forth in Schedule 3.19, all of said contracts and arrangements are in full force and effect, and neither the Company nor to the knowledge of the Key Shareholders, any other party is in default under them. There have been no claims of defaults and, to the knowledge of the Key Shareholders, there are no facts or conditions that if continued, or on notice, will result in a default, under these contracts or arrangements. There is no pending or, to the Key Shareholders' knowledge, threatened labor dispute, strike, or work stoppage affecting the Company's business. To the knowledge of the Key Shareholders, the Company has complied in all material respects with all applicable laws relating to its employee benefit plans, including the provisions of the Employee Retirement Income Security Act (ERISA) if and to the extent applicable. There are no pending, or to the knowledge of the Key Shareholders, threatened claims by or on behalf of any employee or such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any employee or such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to the Key Shareholders' knowledge, any basis for such a claim. Except as set forth in Schedule 3.19, the Company has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, of the Purchaser or the Company, to make any payment to any present or former employee following the termination of employment.

          (b) To the knowledge of the Key Shareholders, no Key Employee (defined below) is currently a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of the Company, or (ii) the ability of the Company to conduct its business.

     3.20 ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 3.20:

          (a) To the knowledge of the Key Shareholders, the Company has not caused, is not causing, has not allowed and is not allowing, any disposal, releases or threatened releases of any Hazardous Material on or under any properties which it (i) owns, leases, occupies or operates, or (ii) previously owned, leased, occupied or operated during the period the Company owned, leased, occupied or operated its properties. Without conducting an independent investigation, the Key Shareholders have no actual knowledge that any such disposal or releases from Company properties occurred before the Company took title to, or possession or operation of, any of such properties, or that any such disposal or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters;

          (b) To the knowledge of the Key Shareholders, the Company has not (i) arranged for or had arranged for it the disposal or treatment of Hazardous Material at any facility or site owned or operated by another person from which facility or site there has been a release or there is a release or threatened release of a Hazardous Material, or (ii) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by the Company, from which facilities or sites there has been a release or there is a release or, to the knowledge of the Key Shareholders, threatened release of a Hazardous Material. Any facility or site to which the Company arranged for the disposal or treatment of Hazardous Material under (i) above was duly licensed in accordance with applicable laws and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's National Priorities List (N.L.) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances) or for properties in jurisdictions other than the United States, any equivalent or like listing of sites under the laws of such other jurisdictions;

          (c) Without conducting an independent investigation, to the actual knowledge of the Key Shareholders, there has not been any release or threatened release of any Hazardous Material originating from a property other than those owned, leased or operated by the Company that has or will come to be located on or under properties owned, leased, occupied or operated by the Company;

          (d) The Company has not installed, used, buried or removed any surface impoundment or underground tank or vessel or sump, drain or pipeline which holds or held Hazardous Materials on properties owned, leased, occupied or operated by the Company;

          (e) To the knowledge of the Key Shareholders, the Company is, and has been, in material compliance with all federal, state or local laws and permits relating to air emissions, water, industrial hygiene and worker health and safety, pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants and discharge of Hazardous Materials, and to the knowledge of the Key Shareholders, no condition exists at any of the real property owned by, leased by or used in the respective businesses of the Company that would constitute a material violation of any such law or permit or that constitutes or threatens to constitute a public or private nuisance; and

          (f) There has been no claim, including without limitation any litigation, administrative proceedings or investigations or any other actions, claims, demands, notices of potential responsibility or requests for information brought or threatened, against the Company or, to the actual knowledge of the Key Shareholders without conducting an independent investigation, against any predecessor owner or operator of any of the properties referenced in subparagraph (i) above, alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or otherwise relating to potential environmental liabilities, or any settlement reached by the Company relating to any of the foregoing.

          (g) The Company has not manufactured, assembled, sold, distributed, installed or abated any product which contains or contained asbestos as a component thereof, and is not currently doing so.

As used in this Agreement, "Hazardous Material" means any material, substance, waste or component thereof (whether a liquid, solid, or gas) that is prohibited, controlled, or regulated by any governmental entity having jurisdiction as a contaminant, pollutant, dangerous substance, toxic substance, hazardous waste, hazardous substance, hazardous material, dangerous good or petroleum, its derivatives, by-products or other hydrocarbons, pursuant to any United States, state, or local environmental or health and safety law, rule, or regulation.

               3.21 LOSS OF CUSTOMERS OR SUPPLIERS. None of the customers of the Company constituting more than $500,000 of the Company's total revenue as of December 31, 1996, and none of the suppliers of the Company constituting more than $500,000 of the Company's total purchases, has terminated its relationship with the Company since December 31, l996 to the date of this

Agreement. To the knowledge of the Key Shareholders, no such customers or suppliers intend to terminate, or are considering terminating, its relationship with the Company, other than as set forth on Schedule 3.21.

     3.22 TRANSACTIONS WITH AFFILIATES. At the time of the Closing and other than as specifically contemplated by this Agreement or as set forth on
Schedule 3.22, no Shareholder nor any Affiliate of the Company will conduct business with the Company, nor have any interest in or own any property or right used principally in the conduct of the business or operations of the Company. The term "Affiliate" shall mean the Shareholder, any partner of the Shareholder, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of such persons, or any corporation, partnership, trust or other entity in which the Shareholder or any such family member has a substantial interest or is a director, officer, partner or trustee.

     3.23  REAL ESTATE.

          (a) Schedule 3.23(a) contains a complete and accurate list of all of the real property owned by the Company (the "Owned Property").

          (b) Schedule 3.23(b) contains a complete and accurate list of the addresses of all of the real property leased to the Company or otherwise used by the Company and not listed in Schedule 3.23(a) (the "Leased Property"). The Company is in possession of all of the Leased Property, and all of the buildings, fixtures and leasehold improvements used by the Company in its business are located on the Leased Property or the Owned Property.

          (c) (i) No claims have been asserted that any applicable zoning ordinances do not permit the operation of the business on the Owned Property and the Leased Property (collectively, the "Real Property");
     (ii) the Company has not received notice of any pending or threatened termination of any easement or right, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the business on the Real Property; (iii) neither the whole nor any portion of the Owned Property listed on the December 31, l996 Financial Statements, nor to the knowledge of the Key Shareholders, the Leased Property, has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. No such condemnation, requisition or taking is, to the knowledge of the Key Shareholders, threatened or contemplated. Except as set forth in Schedule 3.23, no contract or agreement has been entered into by the Company granting occupancy rights to a third party.

          (d) The Key Shareholders have no knowledge of any material violation of any zoning, building, health, fire, water, use or similar statute, ordinance, law, regulation or code in connection with the Real Property.

     3.24 CONDITION OF ASSETS. To the knowledge of the Key Shareholders, all of the Company's material assets are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof.

     3.25 LABOR RELATIONS. The employees of the Company are not represented by any labor union, and the Company does not have any collective bargaining agreements with any labor union or other representative of the employees. There is no organizing activity pending, or to the knowledge of the Key Shareholders, threatened by any labor organization or group of employees. There is not, and has not been in the last two years, any pending, or to the knowledge of the Key Shareholders, threatened (i) labor strike, dispute, slowdown or work stoppage, (ii) unfair labor practice complaint, (iii) grievance or arbitration proceeding attributable to a collective bargaining agreement, or (iv) law, contract or other agreement which will obligate the Company to make any severance payment as a result of this Agreement or the transactions contemplated herein other than as set forth in Schedule 3.25.

     3.26 INSURANCE. Schedule 3.26 contains a complete and accurate list and description (including effective dates, premiums and coverage amounts) of all insurance policies carried by the Company as of the date hereof. All such insurance policies are in full force and effect as of the date hereof.

     3.27 ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation and Bylaws of the Company, as amended, in the respective forms provided to the Purchaser are complete and correct.

     3.28 PRODUCT LIABILITY. To the knowledge of the Key Shareholders, except as set forth in Schedule 3.28, the Company's products are made and manufactured in accordance with applicable laws and contain no design defects. The Company has furnished the Purchaser with a copy or summary of all material, written, express warranties, relating to the sale of the Company's products during the past three (3) years. Except as set forth on Schedule 3.28, there are no existing, or to the knowledge of the Key Shareholders, threatened claims against the Company for services or products furnished by the Company which are defective or fail to meet any service or product warranties, which are not reflected on, or reserved for, on the Closing Balance Sheet.

     3.29 BROKERS AND FINDERS. Any agent's, broker's or finder's fee or commission payable as the result of the consummation of the Purchase is or will be payable by the Shareholders at Closing, or by the Company if such fee or commission is accrued as an expense and reflected on the Closing Balance Sheet.

     3.30 ACCURACY OF DISCLOSURES; NOTICE. The representations and warranties of the Company and Key Shareholders contained in this Agreement, the Financial Statements, the Disclosure Schedule and the Exhibits attached hereto do not contain any untrue statement of a material fact or omit to state any material fact required to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Shareholders as follows:

     4.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 DUE AUTHORIZATION. The Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

     4.3 EXECUTION AND DELIVERY. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of the Purchaser; (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement, indenture, mortgage, lease, contract or other instrument to which the Purchaser is a party or by which it is bound or affected.

     4.4 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

     4.5 CONSENTS. Except for the filings required under the HSR Act, no consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by the Purchaser in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

     4.6 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser directly with the Key Shareholders without the intervention of any person as the result of any act by the Purchaser in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or like payment.

     4.7 INVESTMENT PURPOSE. The Purchaser is purchasing the Shares for investment only and not with a view to resale in connection with any distribution of Shares, except in compliance with the Securities Act of 1933, as amended, and all other applicable securities laws.

     4.8 AMOUNTS WITHHELD FROM CLOSING PAYMENT. The amounts withheld from the Closing Payment by the Purchaser pursuant to Section 1.3, shall be applied by the Purchaser in the manner stated in Section 1.3

                                ARTICLE V

                  338(H)(10) ELECTION; PAYMENT OF TAXES

     5.1 SECTION 338(h)(10) ELECTION; RESULTING TAXES. The Purchaser, the Shareholders and the Company shall cooperate in the filing of an election under Section 338(h)(10) of the Code so that the Purchase will be treated as a sale of assets by the Company for federal income tax purposes. The Shareholders are solely responsible for the payment of, and shall pay, all federal, state and local taxes (including sales and use taxes), penalties and interest of the Company and the Shareholders attributable to the election under Section 338(h)(10) of the Code.

     5.2 RESPONSIBILITY FOR TAXES. The Shareholders are solely responsible for all federal, state and local taxes (including sales and use taxes), penalties and interest of the Company and the Shareholders attributable to, or arising prior to Closing or from the Purchase. All such taxes, penalties and interest shall be paid timely by the Shareholders; provided, however that, to the extent such taxes, penalties and interest have been accrued on the books of the Company and reflected on the Closing Balance Sheet, such taxes, penalties and interest shall be paid by the Company.

                               ARTICLE VI

                              BEST EFFORTS

     Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use their respective commercially reasonable best efforts to fulfill the conditions set forth in Articles VII, VIII and IX over which they have control or influence and to consummate and effect the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such action as is reasonable and necessary to effect the transactions covered by this Agreement. The parties will execute any additional instruments necessary to consummate, perfect or evidence the transactions contemplated hereby.

                                  ARTICLE VII

                          CONDITIONS TO OBLIGATIONS OF
                       THE PURCHASER AND THE SHAREHOLDERS

     The obligations of the Purchaser and the Shareholders to consummate the Purchase and the transactions contemplated in this Agreement will be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as such party may waive such conditions in writing:

     7.1 APPROVALS AND CONSENTS. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated and neither the Department of Justice nor the Federal Trade Commission shall have instituted any litigation to enjoin or delay the consummation of the transactions contemplated hereby. All orders, consents and approvals of all other applicable governmental authorities, in form and substance reasonably satisfactory to the parties hereto and their respective counsel, necessary for consummation of the Purchase will have been obtained.

     7.2 LITIGATION. On the Closing Date, there will not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency, seeking to restrain or prohibit consummation of the Purchase or in which it is sought to obtain divestiture, rescission or damages in connection with the Purchase or the consummation of the Purchase, and to the knowledge of the parties hereto, no investigation by any third party will be pending or threatened which might result in any such suit, action or other proceeding.

                                  ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS

     The obligation of the Shareholders to consummate the Purchase and other transactions contemplated by this Agreement is subject to the satisfaction on or before the Closing Date of all of the following conditions, unless the Shareholders waive such conditions in writing:

     8.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Purchaser contained in this Agreement will be true and correct on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date.

     8.2 PERFORMANCE. The Purchaser will have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

     8.3 CLOSING DELIVERIES. The Shareholder's Representative shall have received the cash and each of the documents or items required to be delivered to them pursuant to Section 10.2.

     8.4 APPROVAL OF COUNSEL FOR THE COMPANY AND THE SHAREHOLDERS. All actions and proceedings hereunder and all documents and other papers required to be delivered by the Purchaser hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters have been reasonably approved by counsel to the Company and the Shareholders prior to Closing, as to their form and substance.

     8.5 FURTHER AGREEMENTS. The offers of employment to the individuals listed in Schedule 8.5, pursuant to the form of agreement attached as Exhibit "D", have been made and have not been revoked by the Company.

                                   ARTICLE IX

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

     The obligation of the Purchaser to consummate the Purchase and the other transactions contemplated by this Agreement is subject to the satisfaction on or before the Closing Date of all of the following conditions, except as the Purchaser may waive all or any part of such conditions in writing:

     9.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Shareholders contained in this Agreement will be true and correct on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date.

     9.2 ADVERSE CHANGES. There will have been no changes after December 31, 1996 in the results of operations, assets, liabilities, financial condition or properties of the Company which, in the aggregate, are materially adverse in the reasonable determination of the Purchaser.

     9.3 SATISFACTION OF COVENANTS. The Company and each of the Shareholders shall have satisfied each and every one of their covenants and obligations set forth in this Agreement.

     9.4   FURTHER AGREEMENTS.  The terms of each of the agreements listed in
Schedule 8.5 shall have been agreed to and executed, as necessary, by the Company, the Shareholders and the Purchaser.

     9.5 DUE DILIGENCE. The Purchaser shall have approved, the results of its legal, financial, and environmental due diligence review of the Company.

     9.6. S CORPORATION STATUS. The Company will be an S corporation as such term is defined under Section 1361 of the Code from the date of this Agreement to Closing.

     9.7 CLOSING DELIVERIES. The Purchaser has received each of the documents or items required to be delivered to it pursuant to Section 10.1.

     9.8 CONSENTS. The Shareholders will have obtained all consents required of third parties for its consummation of the Purchase and the other transactions contemplated by this Agreement, including, without limitation, all consents required under the Material Contracts.

     9.9 TITLE INSURANCE. Purchaser, at its own expense, shall have obtained an owner's title insurance policy dated the Closing Date covering the Owned Property, insuring the fee simple estate of the Company in the Owned Property, subject only to (i) the standard exceptions to title customarily contained in such title policies, (ii) liens for current state and local property taxes which are not delinquent or subject to penalty, (iii) liens and encumbrances that do not materially detract from, or materially interfere with, the present use of the Owned Property or affect the value thereof in any trial respect, and (iv) the Permitted Liens, issued by a responsible title insurance company (the "Title Company"); provided, however, that neither the Company not the Shareholders shall have any obligation to cure any defects in title.

                                    ARTICLE X

                      DOCUMENTS TO BE DELIVERED AT CLOSING

     10.1 TO PURCHASER.  At the Closing, there shall be delivered to the
Purchaser:

          (a) share certificates representing the Shares duly endorsed to the Purchaser, in form sufficient to vest record and beneficial title of the Shares fully in the Purchaser with the signatures notarized or guaranteed by a commercial bank or by a member firm of the New York Stock Exchange in form satisfactory to the Purchaser and its counsel;

          (b)  resignation of all directors and officers of the Company;

          (c) a certificate of incorporation, certificate of existence and good standing issued by the appropriate authorities in the State of Indiana and such other states as the Purchaser may request;

          (d) a certificate, signed by the President or chief executive officer of the Company as to the fulfillment of the covenants and conditions set forth in Articles VII and IX;

          (e) opinions of counsel to the Key Shareholders, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

          (f) a copy of all consents and approvals referred to in Section 7.1 and Article IX;

          (g) the share books of the Company (including unissued and canceled share certificates); and

          (h)  all other items reasonably requested by Purchaser.

     10.2 TO SHAREHOLDERS. At the Closing, there shall be delivered to the Shareholder Representative on behalf of the Shareholders:

          (a)  the Closing Payment set forth in Section 1.3;

          (b) a certificate, signed by an officer of the Purchaser, as to the fulfillment of the conditions set forth in Articles VII and VIII;

          (c)  a copy of all consents referred to in Section 7.1; and

          (d)  all other items reasonably requested by the Shareholders.

                                   ARTICLE XI

                                    SURVIVAL

     All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall survive the Closing (unless the Purchaser on the one hand, or the Shareholders on the other hand, actually knew of any misrepresentation or breach of warranty of the Shareholders or the Purchaser, as the case may be, at the time of Closing (except for the representations set forth in Section 3.15(b) with respect to state sales, use and franchise taxes), in which event the affected representations or warranties, or relevant portions thereof, shall not survive the Closing) as follows:

          (a) the representations, and warranties of the Key Shareholders contained in Article III (excepting Section 3.15) shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of twenty-four (24) months from the Closing Date;

          (b) the representations and warranties of the Key Shareholders contained in Section 3.15 and the covenants and agreements of each of the parties dealing with tax matters, including without limitation Sections 1.3(c), Article V and the covenants and agreements of the Purchaser set forth in Section 1.9 shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue until all liability relating thereto is barred by all applicable statutes of limitation;

          (c) each and every other representation, warranty, covenant and agreement made by the parties or any party shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of three (3) years from the Closing Date.

                                   ARTICLE XII

                                INDEMNIFICATIONS

     12.1 INDEMNIFICATION OF PURCHASER. Subject to the limitations set forth in Articles XI and XIV:

          (a) the Key Shareholders shall, to the extent not fully accrued on the Closing Balance Sheet, severally (but not jointly) based upon their Proportionate Share (defined below), indemnify, and hold the Purchaser harmless from, against, for and in respect of any and all damages, losses, costs (including reasonable attorney's fees, interest and penalties), settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Purchaser with respect to (i) the Funded Debt in excess of the amounts withheld at the Closing by the Purchaser for payment of same, (ii) the breach of any representation, warranty, agreement or covenant of the Key Shareholders contained in or made in this Agreement; (iii) any and all federal, state and local taxes, penalties and interest of the Company and the Shareholders arising from or attributable to (A) the Purchase, (B) an adjustment to a tax return by any government authority for a period ending prior to or at the time of the Purchase, (C) the determination that the Company did not qualify as an S corporation for Federal income tax purposes at the time of the Purchase, (D) the period ending prior to or at the time of the Purchase,
     (E) any deficit in the Tax Payment Amount, and (F) the election under
     Section 338(h)(10) of the Code, and (iv) any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 12.1(a); and

          (b) Each Shareholder shall severally (but not jointly), indemnify, and hold the Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Purchaser attributable to the breach of any representation or warranty of such Shareholder contained in or made in connection with Article II of this Agreement; and (ii) all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 12.1(b).

For purposes of Section 12.1(a), "Proportionate Share" when used with respect to the Key Shareholders, shall mean a percentage amount equal to the percentage determined by dividing the total number of Shares sold by the subject Key Shareholder to the Purchaser by the total number of Shares sold by all of the Key Shareholders to the Purchaser. Thus, for example, Edward P. Welter's Proportionate Share will be 81.44% (3,265,120 DIVIDED BY 4,006,537).

     12.2 INDEMNIFICATION OF SHAREHOLDERS. Subject to the limitations set forth in Articles XI and XIV, the Purchaser shall indemnify and hold the Shareholders harmless from, against, for and in respect of:

          (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by a Shareholder because of the breach of any representation, warranty, agreement or covenant of the Purchaser contained in or made in connection with this Agreement;

          (b) any and all liabilities, obligations, claims and demands (other than the Funded Debt paid at Closing) arising out of the ownership and operation of the Company after the Closing Date, except to the extent the same arises from a breach of any representation, warranty, agreement or covenant of the Company or the Shareholder contained in or made in connection with this Agreement; and

          (c) all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by the Shareholder in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 12.2.

     12.3 GENERAL RULES REGARDING INDEMNIFICATION. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

          (a) the indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article XII, stating the nature and basis of said claims and the amounts thereof, to the extent known (although failure to give prompt notice will under no circumstances affect the rights of the indemnified party unless such delay in notice materially prejudiced the indemnifying party;

          (b) if any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in this Article XII, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, and the fees and expenses of such counsel shall be at the indemnified party's expense.
     The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

          (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

          (e)  Except as herein expressly provided, the remedies provided in
     Article XII shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

     12.4 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in Section 12.1 shall be subject to the following limitations and conditions:

          (a) Except as provided in Sections 12.4(b) and (c), the Shareholders shall not be obligated to pay the Purchaser any amounts for indemnification under Section 12.1 unless and until the aggregate of all such amounts due the Purchaser under Section 12.1 exceeds One Million dollars ($1,000,000), at which time the Shareholders would be obligated to pay only such amounts exceeding One Million Dollars ($1,000,000).

          (b) Except as provided in Section 12.4(c), the Shareholders shall not be obligated to pay any amounts for indemnification under Section 12.1, to the extent that such amount or amounts, alone or in the aggregate, actually paid by the Shareholders, exceeds an amount equal to Six Million Five Hundred Thousand Dollars. Additionally, no Shareholder shall be obligated to pay any amount for indemnification under Section 12.1(b)(i) in excess of the amount of such Shareholders' Pro Rata Share of the Purchase Price actually received by such Shareholder.

          (c) The limitations set forth under Sections 12.4(a) and (b) shall not apply to a breach of a representation or covenant contained in
     Article II or Sections 3.15(a), 5.1 and 12.1(a)(i), 12.1(a)(iii)(C), 12.1(a)(iii)(E) and 12.1(a)(iii)(F).

          (d) In determining any amount of indemnification for which the Purchaser or the Company is entitled to payment or indemnification pursuant to this Article XII or otherwise, the indemnification amount shall be reduced by an amount equal to the present value of any net tax benefit realized by the Purchaser or the Company which is attributable to such loss or derived therefrom in the same or any past or subsequent period.

          (e) If the Purchaser or the Company receives or recovers any proceeds from an insurance carrier in connection with a loss indemnified hereunder, the Purchaser shall apply the proceeds against payment of the loss or promptly repay to the indemnifying party the amount so recovered (less any taxes payable), up to an amount not exceeding the amount theretofore paid by the indemnifying party to the Purchaser.

          (f) Any claim for indemnity pursuant to this Agreement must be made in writing and delivered to the indemnifying party:

               (i) on or prior to the second anniversary of the Closing Date, as to claims for indemnity arising under Article XI, paragraph (a);

               (ii) on or prior to the expiration of the applicable statute of limitations as to claims for indemnity arising under Article XI, paragraph (b); or

              (iii) on or prior to the third anniversary of the Closing Date, as to claims for indemnity arising under Article XI, paragraph (c).

          (g) The Purchaser and the Company shall not, without prior written consent of the Shareholder Representative, agree to any extension of a statute of limitations, applicable to any claim or actions which may result in a loss for which the Shareholders may be obligated to indemnify.

     12.5 ASSIGNMENT OF RIGHTS. If the Purchaser or the Company has any claims or rights ("Right") against any person for acts or omissions which give rise to a loss which the Shareholders have indemnified, and all such losses which the Shareholders have indemnified shall have been paid by the Shareholders in accordance with the terms hereof, the Purchaser and the Company shall assign such rights to the Shareholders to the extent that the Purchaser and the Company shall have been fully compensated for any and all loss and expenses incurred in connection with such act or omission. If, as a result of the Shareholders' payment of any loss which the Shareholders have indemnified hereunder, the Shareholders have any rights for reimbursements or contribution from or against any person, the Purchaser shall assist and cooperate, and cause the Company to assist and cooperate in a reasonable manner at the Shareholders' expense, with the Shareholders in enforcing such rights.

     12.6 MAINTENANCE OF INSURANCE. The Purchaser shall either cause the Company to maintain its present level of insurance for the period of the Shareholders' obligation to indemnify, or, if it chooses to reduce the present level of insurance maintained by the Company, it shall reduce a Shareholder's obligation to indemnify for a particular loss, cost, damage or obligation to the extent such loss, cost, damage or obligation would have been paid with insurance had the Company maintained the same level of insurance.

                                  ARTICLE XIII

                               TERMINATION RIGHTS

     This Agreement may be terminated by either the Purchaser or the Shareholder Representative without liability to the other parties hereto, upon written notice to the other of the occurrence of any of the following:

          (a)  If the Closing has not occurred on or before June 15, 1997;

          (b) By either the Purchaser or the Shareholder Representative so long as it or they are not in Default at the time, if the other party is in Default, and such Default is not cured before the earlier of (i) ten
     (10) days following written notice thereof from the party which is not in Default, or (ii) the Closing;

          (c) By either the Shareholder Representative or the Purchaser if any court of competent jurisdiction has issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (d) By mutual written consent of the Shareholder Representative and the Purchaser.

                                   ARTICLE XIV

                                  MISCELLANEOUS


     14.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

          (a) "affiliate" means with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of such person,

          (b) "condition of the Company" means the assets, liabilities, properties, business, prospects, results of operations and financial condition of the Company.

          (c) "Key Employee" means any employee participating in the Company's Executive Benefit Plan as of the Closing Date.

          (d) "Laminating Start-Up Operation" means the operations and activities of the Company undertaken in connection with the commencement of the laminating operation in Elkhart County, Indiana.

          (e) "person" means any individual, corporation, partnership, firm joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

          (f) "property" means real, personal or mixed property, tangible or intangible.

          (g) "Sullivan Note" means that certain Promissory Note dated October 28, l994 in the principal amount of $2,200,000.00 executed by the Company and delivered to I.T.I. Tuco, Inc. (as part of the Company's acquisition of assets of I.T.I. Tuco, Inc.) and subsequently distributed to Todd A. Sullivan.

          (h) "to the knowledge of the Key Shareholders" means the knowledge of all the Key Shareholders. Thus, if any Key Shareholder has knowledge, all of the Key Shareholders are deemed to have the same knowledge.

     14.2 EXPENSES. Except as otherwise expressly provided herein, the Purchaser shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, and the Shareholders shall pay the fees and expenses incurred by them and the Company in connection with the transactions contemplated by this Agreement, including fees of their respective counsel and fees of any broker or investment banker retained by them, provided that such fees shall be paid by the Company so long as they have been accrued through closing and reflected on the Closing Balance Sheet.
 If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

     14.3 FURTHER ASSURANCES. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Purchaser, the Company and the Shareholders will execute, acknowledge and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Purchase and other transactions contemplated hereby.

     14.4 AMENDMENT. This Agreement may be amended at any time but only by written agreement of the parties hereto.

     14.5 NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by one party to another pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed to the Shareholders as set forth on the signature pages hereof, with a copy to Cynthia S. Gillard, Warrick & Boyn, Suite 400, 121 West Franklin Street, Elkhart, Indiana. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

     14.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the right, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

     14.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.8 ENTIRE AGREEMENT. Except with respect to the Confidentiality Agreement dated January 7, 1997 between the Purchaser and the Company (the "Confidentiality Agreement"), this Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein and the Confidentiality Agreement. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter other than the Confidentiality Agreement which agreement remains in full force and effect until the Closing of the transactions contemplated hereby.

     14.9 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

     14.10 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES) AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN ST. JOSEPH COUNTY, INDIANA OR ANY COUNTY CONTIGUOUS TO ST. JOSEPH COUNTY OTHER THAN ELKHART COUNTY. COURTS WITHIN THE STATE OF INDIANA SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, INCLUDING, WITHOUT LIMITATION, ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. FOR CONVENIENCE, VENUE IN ANY SUCH DISPUTE WHETHER IN FEDERAL OR STATE COURT SHALL BE LAID IN ST. JOSEPH COUNTY, INDIANA OR ANY COUNTY CONTIGUOUS TO ST. JOSEPH COUNTY OTHER THAN ELKHART COUNTY, AND ALL PARTIES TO THIS AGREEMENT HEREBY GRANT TO THE COURTS OF SUCH COUNTY PERSONAL JURISDICTION OVER THEM.

     14.11 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to, and nothing in this Agreement shall be interpreted to infer on, any party the rights of a third party beneficiary, and this Agreement shall be for the sole benefit of the parties hereto.

     14.12 LANGUAGE. The language of this Agreement shall be construed as a whole and in accordance with the fair meaning of the language used. The language of this Agreement will not be strictly construed against either party based upon the fact that either party drafted or was principally responsible for drafting this Agreement or any specific term or condition hereof.

     14.13 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. If the Purchase does not close for any reason, the parties shall remain bound by the terms of the Confidentiality Agreement and shall hold in strict confidence all data and information so obtained from each other. Each party agrees to either return or destroy such data and respect the confidential nature of the information, and will not use such confidential information. Filing or providing information to any government agency or department on a confidential basis
shall not render such information "publicly known."    As of the Closing, the
Confidentiality Agreement will terminate.

     14.14 REFERENCES AND TITLES. All references in this Agreement to Articles, Sections, Subsections and other subdivisions refer to corresponding Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise. A specific reference to a schedule in any Section of Article III of the Agreement should not be construed to obliterate the general reference to the Disclosure Schedule at the beginning of Article III. Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of such subdivision and shall be disregarded in construing the language contained in such subdivision. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     14.15   TIME.  Time is of the essence.

     14.16 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     14.17 ARBITRATION. Except as provided in Section 14.18, all dispute or other questions arising between the parties from this Agreement shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except as modified in this Section
14.17 and, except that the arbitrator(s) shall be selected in accordance with the following procedure: such dispute or other question shall be referred to and decided by a single arbitrator if the parties can agree upon one within fifteen (15) days after either of the parties shall notify the other that it wishes to avail itself of the provisions of this Section 14.17; otherwise, such dispute or other question shall be referred to and decided by three arbitrators, one to be appointed by the Purchaser and one to be appointed by the Shareholder Representative, each such appointment to be made within ten (10) days after the expiration of the fifteen (15) day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within ten (10) days after the expiration of such ten (10) day period. If the first two arbitrators cannot reach agreement on the third arbitrator within said ten (10) day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within twenty (20) days after the expiration of said ten (10) day period. Hearings of the arbitrator(s) shall be held in St. Joseph County, Indiana (or any contiguous county other than Elkhart County), unless the parties agree otherwise. The presentations of the parties in the arbitration proceeding shall be commenced and completed within sixty (60) days after selection of the arbitration panel, and the arbitration panel shall render its decision in writing within thirty (30) days after completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. The arbitration shall be conducted in accordance with the Indiana Rules of Evidence and the Indiana Rules of Civil Procedure. The arbitration award shall be in writing and shall contain findings of fact and conclusions of law to support the award. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including without limitations, courts in states where the parties reside. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator(s) shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively.

     14.18 INJUNCTIONS. Notwithstanding, the provisions of Section 14.17, the parties hereby agree that any of them may pursue a temporary restraining order or injunction.

     IN WITNESS WHEREOF, this Agreement has been signed as of the 5th day of May, 1997.

                                       PURCHASER:

                                       FIBREBOARD CORPORATION
                                       a Delaware corporation



                                       By:
                                           ----------------------------------
                                       Name:
                                            ---------------------------------
                                       Its:
                                            ---------------------------------

                                       Address:     2200 Ross Avenue
                                                    Suite 3600
                                                    Dallas, Texas 75201
                                                    Attn:
                                                           -----------------

                                       Facsimile:   (214) 969-1832

                                       THE COMPANY:

                                       FABWEL, INC.
                                       an Indiana corporation



                                       By:
                                          ------------------------------------
                                       Name: Edward P. Welter
                                       Its:  Chairman of the Board

                                       Address:     1838 Middlebury Street
                                                    P.O. Box 1366
                                                    Elkhart, Indiana 46515-1366

                                       Facsimile:  (___) ____________________


                                       THE KEY SHAREHOLDERS:


                                       ---------------------------------------
                                       Edward P. Welter

                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Raymond M. Stout
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------





                                       --------------------------------------
                                       John W. Gardner
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------




                                       --------------------------------------
                                       Roger H. Gowdy
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Utah G. White
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------

                                       REMAINING SHAREHOLDERS:




                                       --------------------------------------
                                       Dennis L. Weaver
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Sharie L. Johnson
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       ---------------------------------------
                                       John L. Drummond
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------




                                       ---------------------------------------
                                       Donald D. Weldy
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------

                                       --------------------------------------
                                       G. Bryan Silas
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------




                                       ---------------------------------------
                                       Lonny J. Whitley
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Theodore A. Brooks
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Michael A. Hahn
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Sharon K. Nusbaum
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------

                                       ---------------------------------------
                                       Benjamin J. Davis
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Lawrence B. McArdle
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Mario A. Carrasco
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------



                                       --------------------------------------
                                       Kiran Patel
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------




                                       --------------------------------------
                                       James H. Mancil
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------

                                       ---------------------------------------
                                       Larry Farver
                                       Address:
                                                -----------------------------

                                                -----------------------------

                                       Facsimile:
                                                  ---------------------------